UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2011
HUDSON CITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-26001 (Commission File Number)	22-3640393 (IRS Employer Identification No.)
WEST 80 CENTURY ROAD
PARAMUS, NEW JERSEY 07652
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (201) 967-1900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets
On March 23, 2011, Hudson City Bancorp, Inc. (the “Company”) completed a restructuring of its balance sheet. The restructuring included the extinguishment of $12.50 billion of structured borrowings. The borrowings extinguished were structured putable borrowings with a weighted average rate of 3.56% and consisted of borrowings with the Federal Home Loan Bank of New York and some of the larger Wall Street financial houses. All transactions were in cash. The cash used for the extinguishments was funded by proceeds from the sales of $8.58 billion of mortgage-backed securities available for sale and $80.0 million of investment securities available for sale, and the use of $5.00 billion of fixed-rate, fixed-maturity borrowings. These new borrowings have monthly maturities of $250.0 million beginning in April 2011 and concluding in November 2012. The securities sold were all issued by U.S. government-sponsored enterprises and had a weighted average yield of 3.20%. The sale of securities was completed on the market through a financial intermediary.
The extinguishment of debt resulted in a pre-tax charge of $1.17 billion. The sale of securities resulted in a pre-tax gain of $98.3 million. The combined after-tax net loss was approximately $644.3 million. As a result of the restructuring transaction, the Company expects to report a net loss for the first quarter of 2011.
Details regarding the restructuring transaction are as follows:
Details of the Transactions
•	Extinguished $12.50 billion of structured quarterly putable borrowings:
•	Weighted-average rate of 3.56%

•	Pre-tax loss on extinguishment amounted to $1.17 billion; after-tax loss of $703.3 million. The restructuring transaction is a tax-deductible event.
•	Funded $5.00 billion of the extinguishments by re-borrowing fixed-rate, fixed-maturity short-term funds:
•	Weighted-average rate of 0.66%

•	Evenly distributed maturities starting April 2011, continuing monthly and concluding November 2012

•	Intend to fund these maturities with deposit growth, cash flow from payments on mortgage-related assets or borrowing for a fixed-rate and fixed-term
•	Funded $7.50 billion of the extinguishments (as well as the related loss on the extinguishments) with sales of mortgage-backed securities with an amortized cost of $8.58 billion and investment securities with an amortized cost of $80.0 million:
•	Weighted-average yield of 3.20%

•	Pre-tax gain on sale of securities amounted to $98.3 million ($59.0 million after-tax).
•	Restructuring charge, net of securities gains amounted to $644.3 million or $1.30 per share. Total assets were reduced by $8.20 billion as a result of the restructuring transactions.
Results of the Transactions
•	Net interest margin for 2011 increases by as much as 40 basis points for the second quarter of 2011 as compared to the fourth quarter of 2010.

•	Increase of approximately 100 basis points in the current pricing analysis of the net portfolio value of equity ratio with no significant change to the net interest income interest rate risk analysis. In future quarters, the Bank intends to further modify or hedge certain of the remaining putable borrowings to reduce our exposure to price sensitivity from interest rate movements. These modifications will not result in extinguishment charges to income.

•	The following table includes certain data as of December 31, 2010 and on a pro-forma basis assuming the restructuring transactions occurred on December 31, 2010:

	December 31, 2010
	As Reported	Pro-forma

Shareholders’ equity to total assets	9.01%	9.08%
Tier 1 leverage capital (Bank)	7.95%	7.96%
Tangible book value per share (1)	$10.85	$9.42

(1)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

Forward-Looking Statements
This Form 8-K may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp Inc., the characterization of the future effects of the restructuring transactions on balance sheet strength, capital ratios, net interest margin and earnings prospects, and Hudson City Bancorp Inc.’s plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City’s forward-looking statements, please refer to Hudson City’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
A press release announcing the details of the restructuring is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
The following exhibits are filed as part of this Report:

Exhibit No.	Description
99.1	Press release dated March 28, 2011 announcing the restructuring of the Company’s balance sheet.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hudson City Bancorp, Inc.
	By:	/s/ James C. Kranz
James C. Kranz
Dated: March 28, 2011		Executive Vice President and Chief Financial Officer

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